Endeavor Series Trust                                         Schedule A
10f-3 Report - Affiliated Underwriters
Endeavor Asset Allocation Portfolio

"April 1, 2000 through June 30, 2000"

						Purchase
	Trade		3 yrs	Selling	Shares	Price per	% of
Issuer	Date	Category(1)	Operations	Broker	Purchased	Share
Issue (2)

Capstone Turbine Corp.	6/28/00	(i)	yes	Goldman Sachs	"3,200"	$16.00
0.53%
Genuity Inc.	6/27/00	(i)	yes	"JP Morgan, Warburg Dillon Read, "
"19,700"	$11.00 	0.33%
                                "ABN AMRO, Williams Capital"
Stratos Lightwave Inc.	6/26/00	(i)	yes	Lehman Bros.	"5,200"	$21.00
1.03%
ASM Lithography 6/16/00 (i)     yes   "Goldman Sachs, Merrill, CSFB, ABN AMRO"
"19,000"	$38.15 	0.51%
AT&T Wireless	4/26/00	(i)	yes	Lehman Bros.	"25,800"	$29.50
0.13%
13 Mobile	4/6/00	(i)	yes	Deutsche Bank	"1,100"	$16.00 	0.34%






"(1) Securities are (i) part of an issue registered under the Securities Act of 1933 (the ""1933 Act"") that is being offered to the public, (ii) Eligible Municipal Securities (as defined in Rule 10f-3"
"under the 1940 Act (the ""Rule"")), (iii) securities sold in an Eligible Foreign Offering (as defined in the Rule), or (iv) securities sold in an Eligible Rule 144A Offering (as defined in the Rule)."

"(2) Represents purchases by all affiliated funds: may not exceed (i) if an offering other than an Eligible Rule 144A offering, 25% of the principal amount of the offering or (ii) if "
"an Eligible Rule 144A offering, 25% of the total of (x) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to Qualified "
"Institutional Buyers, as defined in Rule 144A (a)(1) under the 1933 Act, plus (y) the principal amount of the offering of such class in any concurrent public offering."